Exhibit 5-1

LaBARGE WEINSTEIN

PROFESSIONAL CORPORATION

515 Legget Drive, Suite 800

Ottawa, Ontario, K2K 3G4 CANADA

Phone: (613) 599-9600 / Fax: (613) 599-0018

August 3rd, 2006

ZIM Corporation

150 Isabella Street, Suite 150

Ottawa, ON	K1S 1V7

Re: Registration Statement on Form SB-2

Ladies and Gentlemen:

We are rendering this opinion in connection with the Registration Statement on Form SB-2 (the “Registration Statement”) to be filed by ZIM Corporation (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to 47,230,772 common shares in the capital of the Company (the “Shares”) (including 18,365,386 common shares (the “Warrant Shares”) issuable upon exercise of share purchase warrants issued by the Company (“Warrants”)) proposed to be sold by certain shareholders of the Company. We understand that the Shares are to be offered and sold in the manner described in the Registration Statement.

We have acted as your counsel and are familiar with the proceedings taken by the Company in connection with the authorization of the issuance and sale of the Shares and Warrants. We have examined all such documents as we consider necessary to enable us to render this opinion. We have also examined such statutes, corporate records and documents as we have considered necessary to enable us to express the opinions set forth in this opinion letter. In such examinations, we have assumed the genuineness of all signatures, the legal capacity of all individuals and the authenticity and enforceability of all documents submitted to us as certified, conformed or photostatic copies or facsimiles. Except as set forth herein, we have made no independent review of the foregoing assumptions.

The opinions expressed below are limited to the laws of the Province of Ontario and the federal laws of Canada applicable in that province.

Based upon the foregoing, we are of the opinion that (i) the Shares have been duly authorized and (ii) the Shares, excepting the Warrant Shares, are validly issued, fully paid and non-assessable and (iii) the Warrant Shares, upon due exercise of the Warrants in accordance with their terms, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus filed as part thereof.

This opinion is limited to the express opinions provided herein and no other opinions may be inferred. Except as expressly provided below, this opinion is solely for the benefit of the Company and may not be relied upon in whole or in part for any other purpose or by any other person without our prior written consent. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Sincerely,
/s/ LaBarge Weinstein
LaBARGE WEINSTEIN
PROFESSIONAL CORPORATION